UNIVEST CORPORATION OF PENNSYLVANIA

                  Employee Stock Purchase Plan

Employee's Name: _________________________________________________________
 (Please Print)          Last                First               Middle

Check one:

[ ]  I am not interested in participating at this time.

[ ] I authorize Univest Corp of PA to withhold from my regular biweekly salary the percentage of salary shown below. The amount will be paid by Univest to the Plan Administrator who will accumulate the funds for the quarterly investment period as outlined in the Plan document.

Deduction per pay period: (Mark one)    [ ] 2%    [ ] 7%
                                        [ ] 3%    [ ] 8%    Maximum Annual
                                        [ ] 4%    [ ] 9%    Amount $25,000.00
                                        [ ] 5%    [ ] 10%
                                        [ ] 6%

[ ] I wish to terminate my participation in the Plan and DO NOT want anymore deductions taken from my biweekly salary.

     ___________________________        _____________________________
               Date                               Signature
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                  EMPLOYEE STOCK PURCHASE PLAN

The Univest shares purchased through the Plan must be registered in your name, but you may also include a co-owner. I wish to have these shares registered as follows: (Please print)

     _______________________________    ____________________________
     Name                               S. S. #

     _______________________________    ____________________________
     Name                               S. S. #

     _______________________________
     Address

     _______________________________
     Address

     _______________________________    _______________________________
               Date                     Signature

   Please forward this form to the Human Resources Department.